Exhibit 99.1

NEWS

Omega Protein Announces Receipt of $18.7 Million from

Gulf Coast Claims Facility

HOUSTON, October 20, 2010 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today announced that it has to date received a total of $18.7 million in payments, net of fees, from the Gulf Coast Claims Facility (“GCCF”). The GCCF is administering funds paid by BP in connection with reimbursements for claims caused by the Deepwater Horizon disaster.

The GCCF payments represent partial reimbursement for damages to the Company caused by the Deepwater Horizon disaster. The Company did not waive any claims or defenses against BP, the GCCF or any of the Deepwater Horizon defendants by accepting the payments. The Company expects to receive additional funds from the GCCF, but it is unable to predict the amount of such funds, or when such funds might be received.

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projections and estimates. Some statements in this press release may be forward-looking and use words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the effect of the oil spill on the Company’s business, operations and fish catch, both short-term and long-term; (2) the effect of government intervention in connection with the oil spill, including without limitation, any restrictions that may be imposed on navigation and access to the Company’s facilities or restrictions on the sale of marine proteins produced from the Gulf of Mexico; (3) the effect of the oil spill, short-term and long-term, on the menhaden fishery or ecosystems supporting that fishery; (4) customer perceptions about marine products from the Gulf of Mexico or the United States due to concerns about contamination or availability; and (5) the amount of further reimbursement , if any, for damages caused by the Deepwater Horizon oil spill that is ultimately received by the Company. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K. The Company also posts its latest internally generated price list for various products on its Company website, www.omegaproteininc.com. Pricing and product availability information disclosed in the price list are subject to change or discontinuance without prior notice, and the Company undertakes no obligation to update such information

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.omegaproteininc.com